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Exhibit (a)(1)(P)

FOR IMMEDIATE RELEASE	Contact: Timothy A. Bonang 617-796-8390

ABP ACQUISITION LLC ANNOUNCES TENDER OFFER RESULTS FOR FIVE STAR SHARES

Tender Offer is Over-subscribed

        Newton, MA (November 11, 2016). ABP Acquisition LLC ("ABP") today announced the results of its tender offer to purchase up to 18 million shares of Five Star Quality Care, Inc. (Nasdaq: FVE), or Five Star, at a purchase price of $3.00/share, net to the seller in cash, without interest.

        The tender offer expired at 12:00 midnight, New York time, on Thursday, November 10, 2016. The depositary for the tender offer has reported that, based upon a preliminary count, the total number of shares tendered was 22,769,337. Accordingly, it appears that the tender offer was over-subscribed. Pursuant to the terms of the tender offer, the number of shares that ABP will purchase from tendering stockholders will be prorated so that ABP only purchases up to 18 million shares.

        The final results of the tender offer will be announced following confirmation of the final number of shares properly tendered. Payment for shares accepted for purchase will be made promptly, in accordance with the terms of the tender offer. All shares not accepted for payment will be returned to the stockholder or, in the case of tendered shares delivered by book entry transfer, credited to the account of the book entry transfer facility from which the transfer had been made, in accordance with the terms of the tender offer.

        If any Five Star stockholders have any questions about the tender offer, please call the information agent for this tender offer: Morrow Sodali Global LLC at (800) 662-5200.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. WHENEVER ABP USES WORDS SUCH AS "BELIEVES", INTENDS", "EXPECTS", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATES", "ANTICIPATES" AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS, ABP IS MAKING FORWARD LOOKING STATEMENTS. ABP'S FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON ABP'S CURRENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND, IN FACT, MAY NOT OCCUR BECAUSE OF VARIOUS RISKS, REASONS OR UNCERTAINTIES. FIVE STAR STOCKHOLDERS SHOULD NOT PLACE UNDUE RELIANCE UPON ABP'S FORWARD LOOKING STATEMENTS. ALSO, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, ABP UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS, OR OTHERWISE.

(END)

Two Newton Place//255 Washington Street, Suite 300//Newton, Massachusetts 02458//617-796-8390

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  Exhibit (a)(1)(P)